Exhibit 99.2
THE HOME DEPOT AND RELATIONAL INVESTORS REACH AGREEMENT;
DAVID H. BATCHELDER TO JOIN THE HOME DEPOT BOARD
     ATLANTA, February 5, 2007 — The Home Depot® and Relational Investors, LLC announced today that they have reached an agreement on corporate governance matters. As part of the agreement, David H. Batchelder, a principal of Relational, will join The Home Depot board of directors on February 22, 2007, and Relational has agreed to drop its proxy contest. Batchelder also will be appointed to the Leadership Development and Compensation Committee and to the Audit Committee.
     In announcing the agreement, Ralph Whitworth, Principal of Relational and Frank Blake, chairman and CEO of The Home Depot, said, “We are very pleased to have reached this understanding, which will give The Home Depot the benefit of Relational’s strategic business advice without a costly and distracting proxy solicitation by Relational.”
     Relational and the Company have agreed that for the next three years, so long as Relational continues as a significant shareholder of the Company, the Board will nominate and support Batchelder or, if he is not available to serve, another person recommended by Relational, as a director, and Relational will support each slate of directors nominated by the Board. Relational will not support or participate in any “withhold the vote” or similar campaign; Relational will not nominate any candidates for election to the Board; and Relational will not submit proxy resolutions or conduct any proxy solicitations. There is no agreement with respect to what position Batchelder or Relational will take on any other matters, or how he or it will vote on any other matters.
     “We have been actively listening to our shareholders and look forward to continuing the dialogue,” said Blake. “The Board has taken action, and we welcome David’s strategic input in our endeavors to move this company forward to the benefit of all our associates, customers and shareholders.”
     Today’s agreement follows actions taken by Relational in December 2006 to solicit proxies for a resolution to be brought before The Home Depot’s annual meeting seeking an independent committee to evaluate strategy and to elect nominees of Relational to the Home Depot Board, and subsequent discussions between Blake and a committee of the Company’s directors and Batchelder and Whitworth of Relational. Under the agreement, Relational has withdrawn its resolution and will not solicit proxies at this year’s annual meeting.
     “We commend the Board for demonstrating accountability and responsibility in responding to, and collaborating with, shareholders like Relational,” said Batchelder. “We are encouraged by actions already initiated by Frank Blake and the Board such as store reinvestment and corporate governance improvements. We look forward to working together to further strengthen the business and deliver strong returns to all shareholders.”
     Under the Agreement, the Company reiterated its commitment that the retirement age for directors Kenneth G. Langone, Milledge A. Hart, III, John L. Clendenin, and Claudio X. González will not be extended beyond the 2008 Annual Meeting. The retirement age was waived for Hart, Clendenin and González for the 2007 term. This decision was made in order to retain the board members’ experience and deep knowledge of the Company’s business and key personnel to help ensure a smooth management transition after the appointment of Mr. Blake as the Company’s new chairman and CEO on January 3, 2007. Also, in identifying successors for these directors, the Board will seek input from the Company’s shareholders.
     Batchelder is a director of Washington Group International and ConAgra Foods, Inc. He has served on seven other public company boards during his 25-year career influencing corporate strategy and assisting management teams unlock value.

About The Home Depot
The Home Depot® is the world’s largest home improvement specialty retailer, with 2,127 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.
About Relational Investors
Relational, which owns approximately 26.5 million shares of the Company, is a private investment advisor with $7.5 billion under management. Founded by Batchelder and Whitworth, Relational manages assets for major institutional investors from the United States, Europe and Asia. Relational applies various tactics, including board representation, designed to improve shareholder value by constructively influencing the corporate strategy, governance and operations of its portfolio companies.
###

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Jerry Shields, Sr. Public Relations Manager
Sr. Vice President of Investor Relations	(770) 384-2741
(770) 384-2666	jerry_shields@homedepot.com
diane_dayhoff@homedepot.com
Ron DeFeo, Sr. Public Relations Manager
(770) 384-3179
ron_defeo@homedepot.com

Relational Investors
News Media
Anna Cordasco, Sard Verbinnen & Co. LLC
(212) 687-8080